UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events

On March 31, 2017, per the previously announced Termination Agreement (the “Termination Agreement”), Farmland Partners Inc. (the “Company”) and PGIM Real Estate Finance, LLC, an affiliate of Prudential Capital Mortgage Company (“Prudential”), terminated the Amended and Restated Sub-Advisory Agreement (the “Sub-Advisory Agreement”), dated as of October 23, 2015, by and among American Farmland Company, American Farmland Advisors, American Farmland Company L.P. and Prudential and certain related property management agreements (together with the Sub-Advisory Agreement, the “Prudential Agreements”).

The Termination Agreement provided that, as of March 31, 2017, Prudential would no longer provide services to the Company under the Prudential Agreements. Following the termination of the Prudential Agreements, the Company paid Prudential $1.6 million in cash, which is equal to the fee that was owed to Prudential for services through the quarter ended March 31, 2017 plus a termination fee of approximately $160,000.

The foregoing description of the Termination Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Termination Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Termination Agreement, dated as of February 18, 2017, by and between Farmland Partners Inc., PGIM Real Estate Finance, LLC and Capital Agricultural Property Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: April 4, 2017	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Termination Agreement, dated as of February 18, 2017, by and between Farmland Partners Inc., PGIM Real Estate Finance, LLC and Capital Agricultural Property Services, Inc.